As filed with the Securities and Exchange Commission on November 15, 2012

Registration No. 333-183132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CyrusOne Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

1649 West Frankford Road

Carrollton, TX 75007

(513) 397-9804

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary Wojtaszek

Chief Executive Officer

1649 West Frankford Road

Carrollton, TX 75007

(513) 397-9804

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William V. Fogg, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Julian T.H. Kleindorfer, Esq. Keith Benson, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-183132) is being filed for the purpose of filing exhibits. Other than Item 36, no changes or additions are being made to Part I or II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC Registration Fee		$34,380
NASDAQ Listing Fee		*
FINRA Filing Fee		45,500
Printing and Engraving Expenses		*
Legal Fees (other than Blue Sky Expenses)		*
Blue Sky Expenses		*
Accounting Fees and Expenses		*
Transfer Tax and Title Insurances		*
Consulting Fees and Expenses		*
Other Fees and Expenses		*

Total	$	*

*	To be filed by amendment.

We will pay all of the costs identified above.

Item 32.	Sales to Special Parties.

None

Item 33.	Recent Sales of Unregistered Securities.

As part of the formation transactions, we will issue 9.8% of the outstanding shares of our common stock and                  of the outstanding operating partnership units to CBI. We have a pre-existing relationship with CBI, and the sale of our common stock and the operating partnership units will be effected under an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

In addition, the partnership agreement of CyrusOne LP provides that we, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital account.

Item 36.	Financial Statements and Exhibits.

(A)	Financial Statements. See Index to Combined Financial Statements and the related notes thereto.

(B)	Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit

1.1	Form of Underwriting Agreement among CyrusOne Inc. and the underwriters named therein

3.1	Form of Articles of Amendment and Restatement of CyrusOne Inc.

3.2	Form of Amended and Restated Bylaws of CyrusOne Inc.

4.1*	Indenture by and among CyrusOne LP and CyrusOne Finance Corp., as co-Issuers, the Guarantor parties thereto, and Wells Fargo Bank, N.A., as Trustee, relating to the Issuers’ 6.375% Senior Notes due 2022

5.1*	Opinion of Venable LLP

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax matters

10.1	Form of Amended and Restated Agreement of Limited Partnership of CyrusOne LP

10.2	Form of Contribution Agreement among CyrusOne LP and Data Centers South Inc.

10.3	Form of Contribution Agreement among CyrusOne LP and Data Center Investments Inc.

10.4	Form of Registration Rights Agreement among CyrusOne Inc. and the persons named therein

10.5	Form of Indemnification Agreement between CyrusOne Inc. and its directors and executive officers

10.6*	Credit Agreement among CyrusOne Inc., as the Parent, CyrusOne LP, as the Borrower, the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent

10.7	CyrusOne 2012 Long Term Incentive Plan

10.8	CyrusOne 2013 Short Term Incentive Plan

21.1	List of Subsidiaries of Registrant

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.3**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.4**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.5**	Consent of BKD, LLP, Independent Registered Public Accounting Firm

23.6***	Consent of International Data Corporation

24.1***	Power of Attorney (included on signature page to the Registration Statement)

99.1***	Consent of William Sullivan to be named as a director nominee

*	To be filed by amendment.
**	Previously filed with Amendment No. 2 to the Registration Statement on Form S-11 by the Registrant with the Securities and Exchange Commission on November 7, 2012.
***	Previously filed with the Registration Statement on Form S-11 by the Registrant with the Securities and Exchange Commission on August 8, 2012.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 15th day of November, 2012.

CYRUSONE INC.

By:	/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary J. Wojtaszek Gary J. Wojtaszek	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2012

/s/ Kimberly H. Sheehy Kimberly H. Sheehy	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 15, 2012

* John F. Cassidy	Director	November 15, 2012

* By:	/s/ Kimberly H. Sheehy
Attorney-in-Fact